Exhibit 10.1

FIRST AMENDMENT TO Executive EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”), effective as of June 8, 2018 (the “Effective Date”), is made and entered into by and between PeerStream, Inc. (f/k/a Snap Interactive, Inc.), a Delaware corporation (the “Company”), and Eric Sackowitz (“Executive”) for purposes of amending that certain Executive Employment Agreement, dated as of May 5, 2017, by and between the Company and Executive (the “Employment Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings assigned to such terms in the Employment Agreement.

WHEREAS, Section 12(j) of the Employment Agreement provides that the Employment Agreement can only be amended by a writing signed by the parties thereto; and

WHEREAS, the Company and Executive mutually desire to amend the Employment Agreement to increase Executive’s Base Salary, increase his Annual Incentive Bonus opportunity for the 2018 calendar year, and to provide for certain cash bonus payments upon the achievement of certain performance goals as described in that certain Technology Services Agreement, dated March 21, 2018, by and between the Company and ProximaX Limited, a Gibraltar private company.

NOW, THEREFORE, pursuant to Section 12(j) of the Employment Agreement, in consideration of the mutual promises, conditions, and covenants contained herein and in the Employment Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree to amend the Employment Agreement as follows, effective as of the Effective Date:

1. Section 5(a) of the Employment Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 5(a):

(a) Base Salary. Executive shall receive an annualized base salary of Two Hundred Eighty Thousand Dollars ($280,000) (“Base Salary”), which shall become effective as of June 7, 2018 (the “New Effective Date”) and be prorated for any partial years of employment. Additionally, the Company will review Executive’s Base Salary at least annually during the Employment Period, and, in the sole discretion of the Board, may increase (but not decrease) such Base Salary from time to time, but shall not be obligated to effectuate such an increase. Executive’s Base Salary shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the Company’s standard payroll procedures.

2. Section 5(b) of the Employment Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 5(b):

(b) Bonus Compensation.

(i) For the 2018 calendar year, Executive shall be eligible to receive an annual incentive bonus (the “Annual Incentive Bonus”) of up to Ninety Thousand Dollars (US $90,000) as follows:

(A) Forty-Five Thousand Dollars (US $45,000) of the Annual Incentive Bonus shall be paid to Executive during the annual review period (generally January or February) in 2019, provided Executive is employed by the Company on the date the Annual Incentive Bonus is paid; and

(B) The Board shall determine, in its sole discretion, what, if any, portion of the remaining Forty-Five Thousand Dollars (US $45,000) of the Annual Incentive Bonus should be paid to Executive, and the Company shall pay such additional amount (if any) at the same time as the guaranteed portion described above in (A), provided that Executive is employed by the Company on the date the Annual Incentive Bonus is paid. If the benchmarks and/or targets applicable to the Annual Incentive Bonus have not been established and communicated to Executive as of the New Effective Date, then as soon as practicable after the New Effective Date, the CEO will endeavor in good faith to formulate benchmarks and/or targets on the basis of which the portion of the Annual Incentive Bonus subject to this subsection (B) will be determined, and the CEO will promptly communicate those benchmarks and/or targets, in writing, to Executive.

(ii) Annual incentive bonuses awarded to Executive for subsequent calendar years, if any, shall be determined by the Board, based on criteria to be established jointly by the CEO and Executive. Each such annual incentive bonus shall be payable during the annual review period (generally January or February) in the calendar year following the calendar year to which the annual incentive bonus relates, provided Executive is employed by the Company on such payment date. For the avoidance of doubt, Executive’s receipt of an annual incentive bonus in one calendar year does not guarantee that Executive will receive an annual incentive bonus in any subsequent calendar year, and the amounts and payment provisions applicable to any such annual bonus shall be within the Board’s complete discretion.

(iii) Executive shall be eligible to receive additional bonus payments upon the achievement of certain performance goals as described in that certain Technology Services Agreement (the “ProximaX Agreement”), dated March 21, 2018, by and between the Company and ProximaX Limited, a Gibraltar private company (“ProximaX”), of up to Two Hundred Thousand Dollars (US $200,000) (the “ProximaX Bonus”) as follows:

(A) One Hundred Thousand Dollars (US $100,000) of the ProximaX Bonus shall be paid to Executive as soon as administratively practicable, and in no event later than the Company’s next regularly scheduled payroll date, following the New Effective Date, provided Executive is employed by the Company on the date such bonus is paid;

(B) Fifty Thousand Dollars (US $50,000) of the ProximaX Bonus shall be paid to Executive as soon as administratively practicable, and in no event later than the Company’s next regularly scheduled payroll date, following the date the CEO or the Board, as applicable, determines, in his or its discretion, that the Research and Development and Code Development Milestone #2, as described in Exhibit A to the ProximaX Agreement, has been achieved, and provided Executive is employed by the Company on the date such bonus is paid; and

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(C) Fifty Thousand Dollars (US $50,000) of the ProximaX Bonus shall be paid to Executive as soon as administratively practicable, and in no event later than the Company’s next regularly scheduled payroll date, following the date the CEO or the Board, as applicable, determines, in his or its discretion, that the Research and Development and Code Development Milestone #3, as described in Exhibit A to the ProximaX Agreement, has been achieved, and provided Executive is employed by the Company on the date such bonus is paid.

(iv) Executive shall be eligible to receive an additional cash bonus equal to two percent (2%) of any future cash proceeds paid to the Company by ProximaX in excess of the $10 million in payments described in Section 2 of Exhibit A to the ProximaX Agreement, which bonus shall be paid to Executive as soon as administratively practicable, following the date such proceeds are received by the Company, and provided Executive is employed by the Company on the date such bonus is paid.

(v) The compensation payable to Executive pursuant to this Section 5(b) shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the Company’s standard payroll procedures.

3. Except as expressly amended by this Amendment, the Employment Agreement shall continue in full force and effect in accordance with the provisions thereof.

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IN WITNESS WHEREOF, the Company and Executive have executed, or caused to be executed, this Amendment to be effective as of the Effective Date.

PEERSTREAM, INC.

By:	/s/ Alexander Harrington
Name:	Alexander Harrington
Title:	Chief Executive Officer

EXECUTIVE

/s/ Eric Sackowitz
Name: Eric Sackowitz

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First Amendment to Employment Agreement